EXHIBIT 99.1

August 1, 2019

Intelligent Systems Corporation

4388 Shackleford Rd

Norcross, GA 30093

Re: Resignation from Intelligent Systems Corporation

Dear Leland,

After much thought, I believe it’s time for me to resign from the Intelligent Systems Board of Directors. I have served for approximately 18 years and I will be 80 years old within the next few days. Although the company does not have a required retirement age, I believe 80 years of age is certainly timely in my case.

I have thoroughly enjoyed my association with you and the company. I have always admired your leadership and management expertise which combined with your tenacity and work ethic have produced outstanding results for the company.

I will miss this professional association, but I believe the timing is right as I enter full retirement.

Thank you,

/s/ Parker H. Petit
Parker H. Petit